EXHIBIT 21.01

                        Subsidiaries of the Company

Name of Subsidiary                     Place of Incorporation

Technical Promotions, Inc.             Michigan
Daedalus International, Inc.           Michigan
Daedalus Enterprises Export Corp.<F1>  Barbados

<F1>  Small Foreign Sales Corporation